Exhibit 99.2

July 9, 2026

Board of Directors
AvalonBay Communities, Inc.
4040 Wilson Blvd., Suite 1000
Arlington, Virginia 22203

Re:          Amendment No. 1 to the Registration Statement on Form S-4 of Equity Residential, filed July 9, 2026 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated May 20, 2026 (“Opinion Letter”), with respect to the fairness from a financial point of view to AvalonBay Communities, Inc., a Maryland corporation (the “Company”) of the exchange ratio of 2.793 common shares of beneficial interest, par value $0.01 per share, of Equity Residential, a Maryland real estate investment trust (“Equity Residential”) to be issued in exchange for each outstanding share of common stock, par value $0.01 per share, of the Company pursuant to the Agreement and Plan of Merger, dated as of May 20, 2026, by and among the Company, Equity Residential, ERP Operating Limited Partnership, an Illinois limited partnership, and Canopy Merger Sub LLC, a Maryland limited liability company and a direct wholly owned subsidiary of Equity Residential.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein.  We understand that the Company has determined to include our Opinion Letter in the Registration Statement.  In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary — Opinion of AvalonBay’s Financial Advisor,” “Risk Factors — Risks Related to the Merger,” “The Merger — Background of the Merger,” “The Merger — AvalonBay’s Reasons for the Merger; Recommendation of the AvalonBay Board,” “The Merger — Opinion of AvalonBay’s Financial Advisor” and “The Merger — Certain Unaudited Prospective Financial Information” and “Representations and Warranties” and to the inclusion of the foregoing opinion in the joint proxy statement/prospectus included in the Registration Statement.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
(GOLDMAN SACHS & CO. LLC)